EXHIBIT 99.1

Eagle Bancorp Montana Announces Private Placement of Senior Unsecured Notes and Receives “A-” Rating from Egan-Jones Rating Company

HELENA, Mont., Feb. 13, 2017 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT) (the “Company”), holding company for Opportunity Bank of Montana (the “Bank”), today announced that it has sold $10 million in senior unsecured notes (the “Notes”) in a private placement offering.  The Notes were issued on February 13, 2017, bear a fixed rate of interest of 5.75% per annum, payable semi-annually, and mature on February 15, 2022. The Company estimates that the net cash proceeds from the sale of the Notes will be approximately $9.8 million.  The Company intends to use the net proceeds from the offering for general corporate purposes, including but not limited to, contribution of capital to the Bank to support both organic growth as well as opportunistic acquisitions.  The Notes issued by the Company also received a rating of “A-” from Egan-Jones Rating Company.

"This growth capital gives us an opportunity to continue to build out our business plan of strong organic growth, and meet the growing demand from our customers and communities,” said Peter J. Johnson, President and Chief Executive Officer of the Company. “Senior unsecured Notes are a cost effective way to provide funding for our subsidiary bank.  We are also very pleased to have obtained a strong rating from Egan-Jones.”

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.  The above referenced securities offered and sold by the Company have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an exemption from registration.

Brean Capital, LLC in New York served as placement agent for the private offering. Holland & Knight LLP served as the Company's legal counsel and Schulte, Roth and Zabel LLP served as Brean's legal counsel in this offering.

About Eagle Bancorp Montana, Inc.

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in southern Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com. Shares of Eagle Bancorp Montana, Inc. common stock are traded on the NASDAQ Global Select Market under the symbol “EBMT”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; the supply and value of Montana real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2015 Annual Report on Form 10-K of Eagle Bancorp Montana, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007